Exhibit 5.1

Goxus Inc. 11th floor, Guanghe Building, No.5 Building Lv Di Qi Hang international Part 3 Fangshan District, Beijing People’s Republic of China	D +852 3656 6054 E nathan.powell@ogier.com Reference: NMP/JTC/178738.00001

21 February 2020

Dear Sirs

Goxus Inc. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on 21 January 2020. The Registration Statement relates to the offering (the Offering) of (i) up to 1,500,000 ordinary shares of a par value of US$0.0002 per share each of the Company (the Offering Shares), (ii) up to an additional 225,000 shares to cover the over-allotment option to be granted to the underwriters (the Over-allotment Shares), (iii) underwriter warrants to purchase up to 90,000 ordinary shares of par value US$0.0002 per share substantially in the form to be filed as an exhibit to the Registration Statement (the Warrants), (iv) up to 90,000 ordinary shares of par value of US$0.0002 per share issuable upon exercise of such Warrants pursuant to the underwriting agreement to be entered into between the Company and the Underwriter (the Underwriting Agreement)(the Warrant Shares, and together with the Offering Shares and the Over-allotment Shares, the IPO Shares), and (v) the resale of up to 440,000 ordinary shares (the Resale Shares) from time to time by certain selling shareholders set forth in the Registration Statement (the Resale). Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the certificate of incorporation of the Company dated 15 November 2018 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

Ogier

British Virgin Islands, Cayman Islands,

Guernsey, Jersey and Luxembourg

practitioners

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Ray Ng Kate Hodson David Nelson Anthony Oakes Oliver Payne James Bergstrom Marcus Leese

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions of the Company dated 12 September 2019 (respectively, the Memorandum and the Articles);

(c)	a certificate of good standing dated 30 January 2020 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	a copy of the register of directors of the Company as at 15 November 2018 (the ROD);

(e)	a copy of the register of members of the Company as at 10 January 2020 (the ROM, and together with the ROD, the Registers);

(f)	a copy of the written resolutions of the sole director of the Company dated 3 February 2020, and a copy of an amendment to that written resolutions dated 19 February 2020, approving the Company’s filing of the Registration Statement with the United States Securities and Exchange Commission in connection with the issuance and sale of the IPO Shares, and sale of the Resale Shares. (the Board Resolutions);

(g)	a director’s certificate signed by the sole director of the Company dated 3 February 2020 covering certain matters of facts in relation to the Company (the Director’s Certificate);

(h)	the Registration Statement;

(i)	the Register of Writs and Other Originating Process at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 31 January 2020 (the Register of Writs);

(j)	the expert tax opinion regarding certain tax matters of the United States of America dated 20 February 2020 issued by HUNTER TAUBMAN FISCHER & LI LLC; and

(k)	the expert tax opinion regarding certain tax matters of the People’s Republic of China dated 19 February 2020 issued by Grandall Law Firm.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolution remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(h)	the maximum number of ordinary shares which the Company is required to issue to fulfil its obligation to issue the IPO Shares is 1,725,000 ordinary shares and the consideration payable for each Offering Share and Over-allotment Share shall be no less than the par value of US$0.0002 each; and

(i)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar.

Share capital

(b)	Based solely on the Memorandum, the authorised share capital of the Company is US$50,000 divided into 250,000,000 ordinary shares of US$0.0002 par value (the Ordinary Shares).

(c)	Based solely on the ROM, a total of 15,000,000 Ordinary Shares are currently in issue as at the date thereof. Accordingly, the Company has sufficient number of ordinary shares within its authorized share capital to ensure it is able to fulfil its obligation to issue the Offering Shares, plus any additional Over-allotment Shares.

Valid Issuance of IPO Shares

(d)	The Offering Shares, when issued and sold in accordance with the Registration Statement and duly passed resolutions and once consideration of not less than the par value is paid per share, will be duly authorized, validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Once the register of members has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their respective name.

(e)	The Over-allotment Shares, when issued and sold in accordance with the Registration Statement and duly passed resolutions and once consideration of not less than the par value is paid per share, will be duly authorized, validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Once the register of members has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their respective name.

(f)	Subject to the satisfaction of any conditions or requirements set forth in the Underwriting Agreement or the Board Resolutions, when issued, the Warrants will constitute valid and binding obligations of the Company.

(g)	Subject to the satisfaction of any conditions or requirements set forth in the Memorandum and Articles, the Board Resolutions and the Underwriting Agreement, and assuming that payment of the consideration set forth in the Underwriting Agreement has been made in full and no requirement to pay additional consideration is contained in any other document, the Warrant Shares, when issued upon the exercise of the Warrants in accordance with the terms of the Underwriting Agreement and the Memorandum and Articles, will be issued as fully paid and non-assessable under Cayman Islands law. Upon entry in the register of members of the Company, the holders of the Warrant Shares will be the registered holders of such number of Warrant Shares as noted against their names on such register of members.

Valid sale of Resale Shares

(h)	The Resale Shares, when sold and transferred in accordance with the Registration Statement and duly passed Board Resolutions and once consideration is satisfied, will be duly authorized and validly transferred. Once the register of members has been updated to reflect the transfer, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their respective name.

No approvals and consents

(i)	The Company is not required to obtain any consent, licence, approval, authorisation or exemption of any governmental or regulatory authority, agency or court in the Cayman Islands in connection with (i) the consummation of the transactions contemplated by the Underwriting Agreement in connection with the IPO Shares and Warrants to be allotted by the Company,(ii) the performance of its obligations, or the exercise of its rights, under the Underwriting Agreement, and (iii) the consummation of the transactions contemplated by the Resale.

Enforcement of foreign judgments

(j)	Although there is no statutory enforcement in the Cayman Islands of judgments or orders obtained in foreign courts (other than certain courts of Australia and its external territories), the courts of the Cayman Islands will recognise and enforce a foreign judgment or order, without re-examination or re-litigation of the matters adjudicated upon, if the judgment or order:

(i)	is given by a foreign court of competent jurisdiction;

(ii)	is final and conclusive;

(iii)	is not in respect of a tax, fine or other penalty;

(iv)	was not obtained by fraud; and

(v)	is not of a kind, the enforcement of which is contrary to public policy in the Cayman Islands.

The courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction. Subject to these limitations, the courts of the Cayman Islands will recognise and enforce a foreign judgment for a liquidated sum and may also give effect in the Cayman Islands to other kinds of foreign judgments, such as declaratory orders, orders for performance of contracts and injunctions.

Registration Statement - Taxation

(k)	The statements contained in the Registration Statement in the section headed “Cayman Islands Taxation”, in so far as they purport to summarise the laws or regulations of the Cayman Islands, fairly and accurately summarise the matters referred to therein. This opinion is given under Item 601 of Regulation S-K, as our opinion regarding tax matters. All such statements are based upon laws and relevant interpretations thereof in effect as of the date of the prospectus, all of which are subject to change. Further, there can be no assurance that the Cayman Islands Court will not take a contrary position. Our opinion expressed above is limited to the tax laws of the Cayman Islands. We assume no obligation to revise or supplement this letter in the event of any changes in law or fact arising after the date hereof; provided, however, that our opinions set forth in the Registration Statement will be revised, if needed to remain accurate in all material respects as of the effective date of the Registration Statement.

No litigation revealed

(l)	Based solely on our investigation of the Register of Writs and Other Originating Process, no litigation or winding up proceeding was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of the Company, as of the close of business on the day before our inspection.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Law (Revised) (Companies Law) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Law.

4.4	Our examination of the Cause List cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Cause List immediately or the court file associated with the matter may not be accessible (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

4.5	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(c)	a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(d)	a court may refuse to allow unjust enrichment;

(e)	a person who is not a party to a Document that is governed by Cayman Islands law may not have the benefit of and may not be able to enforce its terms except to the extent that the relevant Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Law, 2014;

(f)	enforcement of an obligation of a party under a Document may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(g)	a provision of a Document that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(h)	the effectiveness of a provision in a Document releasing a party from a liability or duty otherwise owed may be limited by law;

(i)	a court will not enforce a provision of a Document to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

(j)	a provision of a Document that is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation, will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(k)	a court may refuse to give effect to a provision in a Document (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(l)	a court may not enforce a provision of a Document to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(m)	a court may refuse to give effect to a provision in a Document that involves the enforcement of any foreign revenue or penal laws; and

(n)	where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court).

4.6	A court may determine in its discretion the extent of enforceability of a provision of a Document that provides for or requires, as the case may be:

(a)	severability of any provision of the Documents held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Documents, if a purported amendment or waiver is effected by oral agreement or course of conduct,

and we express no opinion on any provisions of that type.

4.7	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

4.8	Where any Document is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, the Document still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Document also take effect from the date the Document is actually executed and delivered, rather than the “as of” date.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement.

This opinion may be used only in connection with the Offering while the Registration Statement is effective.

Yours faithfully

Ogier